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                                                                     Exhibit 5


                                 [LETTERHEAD]


                                       November 4, 1997

96-1810

Paper Warehouse, Inc.
7630 Excelsior Blvd.
Minneapolis, MN  55426

Ladies and Gentlemen:

     We have acted on behalf of Paper Warehouse, Inc., a Minnesota corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-1, File No. 333-36911 (the "Registration Statement"), originally filed by the Company with the Securities and Exchange Commission on October 1, 1997 and amended on November 4, 1997 relating to the registration under the Securities Act of 1933, as amended, of 1,916,667 shares (the "Shares") of the Company's Common Stock, $0.01 par value, including up to 50,000 shares which will be offered and sold by a shareholder of the Company.

     Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

     1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

     2. The Shares have been duly authorized, and when issued as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to our firm under the heading "Legal Matters" in the Registration Statement.


                                       Very truly yours,

                                       Maslon Edelman Borman & Brand, LLP



                                       By: s/ Russell F. Lederman, P.A.
                                           ------------------------------------
                                              Russell F. Lederman, P.A, Partner